EXHIBIT 3.1

Amendment to Bylaws of PlasmaTech Biopharmaceuticals, Inc.

This Amendment to the Bylaws (the “Bylaws”) of PlasmaTech Biopharmaceuticals, Inc., a Delaware corporation (the “Corporation”) was unanimously approved and adopted by the Board of Directors of the Corporation in accordance with Article IX of the Bylaws, and is effective as of March 2, 2015 (the “Effective Date”).

1.           As of the Effective Date, a new Article XI is hereby added to the Bylaws:

ARTICLE XI

Exclusive Jurisdiction for Certain Actions

1. Forum for Adjudication of Disputes. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of fiduciary duty owed by, or other wrongdoing by, any director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, creditors or other constituents, (c) any action asserting a claim arising pursuant to any provision of the General Corporation Law of Delaware or the Certificate of Incorporation or these Bylaws of the Corporation, (d) any action to interpret, apply, enforce or determine the validity of the Certificate of Incorporation or these Bylaws of the Corporation or (e) any action asserting a claim governed by the internal affairs doctrine, in each case subject to said Court of Chancery of the State of Delaware having personal jurisdiction over the indispensable parties named as defendants therein; provided that if and only if the Court of Chancery of the State of Delaware dismisses any such action for lack of subject matter jurisdiction, such action may be brought in another state or federal court sitting in the State of Delaware. To the fullest extent permitted by applicable law, any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XI of these Bylaws.

2.                         As of the Effective Date, a new Article XII is hereby added to the Bylaws:

ARTICLE XII

Litigation Costs

Except to the extent prohibited by the General Corporation Law of Delaware, and unless the board of directors or one of its committees otherwise approves in accordance with Section 141 of the General Corporation Law of Delaware, the Certificate of Incorporation and these Bylaws, in the event that any current or prior stockholder or anyone on their behalf (a “Claiming Party”) (a) initiates, asserts, joins, offers substantial assistance to or has a direct financial interest in (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation arising pursuant to any provision of the General Corporation Law of Delaware or the Corporation’s Certificate of Incorporation or Bylaws, (iv) any action to interpret, apply, enforce or determine the validity of the Certificate of Incorporation or these Bylaws or (v) any action asserting a claim against the Corporation governed by the internal affairs doctrine (each, a “Covered Proceeding”), and (b) such Claiming Party does not obtain a judgment on the merits that substantially achieves, in substance and amount, the full remedy sought by such Claiming Party, then each such Claiming Party shall be obligated to reimburse the Corporation and any such director, officer or other employee for all fees, costs and expenses of every kind and description (including, but not limited to, all attorneys’ fees and other litigation expenses) that the Corporation or any such director, officer or other employee actually incurs in connection with the Covered Proceeding. Any person or entity purchasing or otherwise acquiring any interest in the shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XII.

3              As of the Effective Date, a new Section 4 to Article X, Miscellaneous, is hereby added to the Bylaws:

“4.  Severability.  If any provision (or any part thereof) or provisions of these Bylaws shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of these Bylaws (including, without limitation, each portion of any section of these Bylaws containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of these Bylaws (including, without limitation, each such portion containing any such provision held to be invalid, illegal or unenforceable) shall be construed for the benefit of the Corporation to the fullest extent permitted by law so as to (a) give effect to the intent manifested by the provision held invalid, illegal or unenforceable, and (b) permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service.  Reference herein to laws, regulations or agencies shall be deemed to include all amendments thereof, substitutions therefor and successors thereto, as the case may be.”

Except to the extent amended hereby, all the terms, provisions and conditions set forth in the Bylaws are hereby ratified and confirmed and shall remain in full force and effect.  The Bylaws and this Amendment shall be read and construed together as a single instrument.